Exhibit __

DEALMAKER ORDER FORM

Regulation A Offerings (each, an "Offering")

Customer:. Gin & Luck, Inc.	Contact: David Kaplan
Address: 3756 W. Avenue 40, Suite K #278, Los Angeles, CA, 90065, USA	Phone: 585 750 0726
Commencement Date (optional): 2024-03-15	E-Mail: d.kaplan@ginandluck.com

This Order Form sets forth the terms of service by which a number of separate DealMaker affiliates are engaged to provide services to Customer (collectively, the "**Services**"). By its signature below in each applicable section, Customer hereby agrees to the terms of service of each company referenced in such section. Unless otherwise specified above, the Services shall commence on the date hereof.

By preceding with its order, Customer agrees to be bound contractually with each respective company. The Applicable Terms of Service include and contain, among other things, warranty disclaimers, liability limitations and use limitations.

In particular, Customer agrees and understands that it is carrying out a self-hosted capital raise and bears primary responsibility for the success of its own raise. No DealMaker entity is ever responsible for the success of Customer's campaign and no guarantees or representations are ever in place with respect to (i) capital raised (ii) investor solicitation or (iii) completion of investor transactions with Customers. Customer agrees and acknowledges that online capital formation is uncertain, and that nothing in this agreement prevents Customer from pursuing concurrent or sequential alternative forms of capital formation. Customer should use its discretion in choosing to engage the vendors described in this Agreement and agrees that such entities bear no responsibility to Customer with respect to raising capital.

There shall be no force or effect to any different terms other than as described or referenced herein (including all terms included or incorporated by reference) except as entered into by one of the companies referenced herein and Customer in writing.

A summary of Services purchased is described on Schedule A attached. The applicable Terms of Service are described on the Schedules thereafter, and are incorporated herein.

Services NEVER include providing any investment advice nor any investment recommendations to any investor.

Document Ref: 4F932-I6BPQ-QTFCU-WZO9E

Schedule “A” Summary of Fees A. Regulation A Offering Fees ● $20,000 Advance (an advance against accountable expenses anticipated to be incurred, and refunded to extent not actually incurred) This advance fee includes i. $20,000 prepaid to DealMaker Securities LLC for Pre - Offering Analysis ● $ 10 , 000 monthly account management fees . ○ Monthly account management fees commence on the first month following the Commencement Date ○ To the extent services are commenced in advance of a FINRA no objection letter being received, such amounts shall be considered an advance against accountable expenses anticipated to be incurred, and fully refunded to extent not actually incurred) . A maximum of $ 30 , 000 or three months of account management fees are payable prior to a no objection letter being received . ○ Monthly fees include : ■ $ 2 , 000 account maintenance fees payable to DealMaker (up to a maximum of $ 24 , 000 during the Offering) ■ $ 8 , 000 marketing advisory fees payable to Reach (up to a maximum of $ 96 , 000 during the Offering) ● 4.5% Cash Fees From All Proceeds: ○ Cash Fees do not include processing investor refunds for Customers, which are chargeable at $50.00 per refund. ○ Customer shall be responsible for third - party fees with respect to payment processing. Customer may levy an administrative fee to investors to help offset these fees. ● Supplementary Marketing Services to be determined on a case - by - case basis, as may be authorized by the Customer, up to a maximum of an additional $ 250 , 000 of compensation during the Offering . ● $2,000 in Corporate Filing Fees (payable to FINRA) Fair Compensation To ensure adherence to fair compensation guidelines, DealMaker Securities will ensure that if the Offering is fully subscribed, the maximum amount of underwriting compensation will be $840,000 *In the event that the Financial Industry Regulatory Authority (“FINRA”) Department of Corporate Finance does not issue a no objection letter for the Offering, all DMS Fees are fully refundable other than services actually rendered. Document Ref: 4F932 - I8BPQ - QTFCU - WZO9E Page 2 of 6

Schedule “B” DealMaker Securities Services Pre - Offering Analysis ● Reviewing Customer, its affiliates, executives and other parties as described in Rule 262 of Regulation A, and consulting with Customer regarding same. Pre - Offering Consulting for Self - Directed Electronic Roadshow ● Consulting with Customer on best business practices regarding raise in light of current market conditions and prior self - directed capital raises ● Consulting with Customer on question customization for investor questionnaire, selection of webhosting services, and template for campaign page ● Advising Customer on compliance of marketing material and other communications with the public with applicable legal standards and requirements ● Providing advice to Customer on content of Form 1A and Revisions ● Provide extensive, review, training, and advice to Customer and Customer personnel on how to configure and use electronic platform powered by DealMaker.tech ● Assisting in the preparation of SEC and FINRA filings ● Working with the Client’s SEC counsel in providing information to the extent necessary Advisory, Compliance and Consulting Services During the Offering ● Reviewing investor information, including identity verification, performing AML (Anti - Money Laundering) and other compliance background checks, and providing Customer with information on an investor in order for Customer to determine whether to accept such investor into the Offering; ● If necessary, discussions with the Customer regarding additional information or clarification on an Customer - invited investor; ● Coordinating with third party agents and vendors in connection with performance of services; ● Reviewing each investor’s subscription agreement to confirm such investor’s participation in the offering and provide a recommendation to the company whether or not to accept the subscription agreement for the investor’s participation; ● Contacting and/or notifying the company, if needed, to gather additional information or clarification on an investor; ● Providing ongoing advice to Customer on compliance of marketing material and other communications with the public, including with respect to applicable legal standards and requirements; ● Consulting with Customer regarding any material changes to the Form 1A which may require an amended filing; and ● Reviewing third party provider work - product with respect to compliance with applicable rules and regulations. Customer hereby engages and retains DealMaker Securities LLC, a registered Broker - Dealer, to provide the applicable services described above. Customer hereby agrees to the terms set forth in the DealMaker Securities Terms linked here , with fees described on Schedule A hereto. Customer Representative Document Ref: 4F932 - I8BPQ - QTFCU - WZO9E Page 3 of 6

Schedule “C” DealMaker Reach Services Pre - Offering Marketing & Advisory Services (1) Website design and development ● Copywriting, wireframing, and website design ● Website development in Webflow ● Integration of tracking, analytics, and pixels ● Ongoing upkeep and management of website content (2) Audience - building infrastructure ● Audience building via email capture on landing page ● Copywriting and design for investor educational series (4 to 6 - part email series delivered to emails are captured on the website) ● Ongoing email list nurturing via updates repurposed from the Customer’s campaign - wide announcements, other relevant news, and webinars ● Design and implement email capture in Klaviyo ● Integrate DealMaker webhooks to build investor funnel and tracking of investor progress/status Ongoing Marketing & Advisory Services During the Offering (1) Conversion rate optimization ● Continuous website content testing to improve conversion rate (2) Email and SMS marketing ● Ongoing email and SMS list nurturing via updates repurposed from the Customer’s campaign - wide announcements, other relevant news, and webinars (3) Google Ads ● Search, Display, Google Discovery, and YouTube ● Creation of ad designs, copy, and audience targeting across Google Ads platform ● Ongoing testing of ad copy and creative (4) Paid Social ● Facebook and Instagram prospecting and retargeting ● Creation of ad designs, copy, and audience targeting ● Ongoing testing of ad copy and creative (5) Partnerships ● Source and negotiate private ad placements with relevant publishers and email newsletters (6) Reporting: ● Regular calls weekly for month one after launch and 2/month thereafter ● Strategic planning, implementation, and execution of the marketing budget ● Coordinating with third party agents in connection with performance of services Marketing Services are provided by DealMaker Reach LLC . Customer hereby agrees to the terms set forth in the DealMaker Reach Terms of Service linked [ here ], with fees described on Schedules A and B hereto . Customer Representative Document Ref: 4F932 - I8BPQ - QTFCU - WZO9E Page 4 of 6

Schedule “D” DealMaker.tech Subscription Platform and Shareholder Engagement Online Portal During the Offering, Subscription Processing and Payments Functionality ● Creation and maintenance of deal portal powered by DealMaker.tech software with fully - automated tracking, signing, and reconciliation of investment transactions ● Full analytics suite to track all aspects of the offering and manage the conversion of prospective investors into actual investors. Apart from the Offering, Shareholder Management via DealMaker Engage ● Shareholder management software to provide corporate updates, announce additional financings, and track engagement ● Document - sharing functionality to disseminate share certificates, tax documentation, and other files to investors ● Monthly fee is payable to DealMaker.tech while the client has engaged DealMaker Transfer Agent Subscription Management and Shareholder Engagement Technology is provided by Novation Solutions Inc. O/A DealMaker. Customer hereby agrees to the terms set forth in the DealMaker Terms of Service linked [ here ] with fees described on Schedules A and B hereto. Customer Representative Document Ref: 4F932 - I8BPQ - QTFCU - WZO9E Page 5 of 6

Document Ref: 4F932 - I8BPQ - QTFCU - WZO9E Page 6 of 6